Exhibit 4.4

GUARANTEE AGREEMENT

BY

GENERAL ELECTRIC COMPANY

in favor of

THE HOLDERS,

GE HEALTHCARE HOLDING LLC

and

THE BANK OF NEW YORK MELLON,

as Trustee for the Holders of the Notes Specified Below of

GE HEALTHCARE HOLDING LLC

$1,000,000,000 of 5.550% Senior Notes due 2024

$1,500,000,000 of 5.600% Senior Notes due 2025

$1,750,000,000 of 5.650% Senior Notes due 2027

$1,250,000,000 of 5.857% Senior Notes due 2030

$1,750,000,000 of 5.905% Senior Notes due 2032

$1,000,000,000 of 6.377% Senior Notes due 2052

November 22, 2022

GUARANTEE AGREEMENT, dated as of November 22, 2022 (as amended from time to time, this “Guarantee”), made by General Electric Company, a New York corporation (the “Guarantor”), in favor of (a) the Holders (as defined in the Indenture (as defined below)) of $1,000,000,000 aggregate principal amount of 5.550% Senior Notes due 2024 of the Company (the “2024 Notes”), $1,500,000,000 aggregate principal amount of 5.600% Senior Notes due 2025 of the Company (the “2025 Notes”), $1,750,000,000 aggregate principal amount of 5.650% Senior Notes due 2027 of the Company (the “2027 Notes” and, together with the 2024 Notes and 2025 Notes, the “New Money Notes”), $1,250,000,000 aggregate principal amount of 5.857% Senior Notes due 2030 of the Company (the “2030 Notes”), $1,750,000,000 aggregate principal amount of 5.905% Senior Notes due 2032 of the Company (the “2032 Notes”) and $1,000,000,000 aggregate principal amount of 6.377% Senior Notes due 2052 of the Company (the “2052 Notes” and, together with the 2030 Notes and 2023 Notes, the “SpinCo Debt Securities” and, together with the New Money Notes, the “Notes”), (b) GE Healthcare Holding LLC, a Delaware limited liability company (the “Issuer”), which will convert into a corporation and will be renamed GE HealthCare Technologies Inc. prior to the completion of the Spin-Off (as defined below) and (c) The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture.

WITNESSETH:

SECTION 1.    Guarantee.

The Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to the Holders from time to time of the Notes the full and punctual payment of the principal of, premium, if any, and interest on each series of Notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as well as all other obligations of the Company to the Holders and the Trustee under the Indenture (as defined below) or the Notes and any other amounts due and owing under the Indenture (the “Obligations”), according to the terms of the Notes and as set forth in the Indenture dated as of November 22, 2022 (the “Base Indenture”), between the Issuer and the Trustee, as supplemented by the first supplemental indenture thereto, dated as of November 22, 2022 (the “First Supplemental Indenture”), and the Base Indenture and the First Supplemental Indenture, as each may be amended, modified or otherwise supplemented from time to time after the date hereof with applicability to the Notes, collectively, the “Indenture”), between the Issuer and the Trustee, and the Notes, in each case subject to any applicable grace period or notice requirement or both. The guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection.

SECTION 2.    Guarantee Absolute.

The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Notes, regardless of any law,

regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes with respect thereto. The liability of the Guarantor under this Guarantee shall (subject to Section 3 hereof) be absolute and unconditional irrespective of:

(a)    any invalidity, illegality or unenforceability of the Indenture, the Notes or any other agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or

(c)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Issuer to make such payment. The Guarantor indemnifies the Trustee, jointly and severally with the Company to the same extent as the Company’s indemnity for the Trustee in Section 607(3) of the Indenture, which is incorporated herein as if fully set forth herein. Notwithstanding anything contained herein to the contrary, nothing shall be construed to impose upon the Guarantor any obligations greater than, in addition to, or other than, the obligations of the Issuer under the Indenture and the Notes.

SECTION 3.    Termination of Guarantee.

(a)    Subject to Section 3(b) hereof, this Guarantee shall terminate, and the obligations of the Guarantor under this Guarantee shall cease to exist, with respect to a particular series of Notes, upon payment in full of the Obligations with respect to such series of Notes.

(b)    Unless earlier terminated pursuant to Section 3(a) hereof, this Guarantee shall automatically and unconditionally terminate, and all obligations of the Guarantor under this Guarantee shall cease to exist, at such time as the distribution by the Guarantor to its stockholders of at least 80.1% of the shares of common stock of the Company (the “Spin-Off”) has been completed. Upon the satisfaction of the conditions in the immediately preceding sentence, the Trustee and each Holder of the Notes shall be deemed to consent to the termination of this Guarantee, without any action on the part of the Trustee or any Holder of the Notes.

(c)    Notwithstanding anything to the contrary herein, including Sections 3(a) and 3(b) hereof, the Guarantor shall remain liable for any obligations with respect to a particular series of Notes that have become due and payable by the Guarantor pursuant to this Guarantee prior to the effective date of termination of this Guarantee with respect to such series of Notes.

SECTION 4.    Waiver; Subrogation.

(a)    The Guarantor hereby waives notice of acceptance of this Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding filed first against the Issuer, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever.

(b)    The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Notes against the Issuer in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

SECTION 5.    No Waiver; Remedies.

No failure on the part of the Trustee or any Holder of any series of Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.    Transfer of Interest.

This Guarantee shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof. This Guarantee shall not be deemed to create any right in, or to be in whole or in part for the benefit of any other person.

SECTION 7.    Amendment.

The Guarantor may without the consent of the Trustee or any Holder of Notes of any series amend this Guarantee at any time to register the Guarantee under the Securities Act of 1933, as amended, to qualify the Guarantee under the TIA (as defined below), or for any other purpose; provided, however, that if an amendment for such other purpose adversely affects the rights of the Trustee or any Holder of any series of Notes in any material respect, the prior written consent of the Trustee or each Holder affected, as the case may be, shall be required.

SECTION 8.    Governing Law.

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 9.    No Recourse Against Others.

A director, officer, employee, stockholder, partner or other owner of the Guarantor, as such, shall not have any liability for any obligations of the Guarantor under this Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 10.    Reports by Guarantor.

The Guarantor shall file with the Trustee and the Securities and Exchange Commission (the “Commission”), and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended, as then in effect (the “TIA”), at the times and in the manner provided pursuant to the TIA; provided, however, that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be filed with the Trustee within 15 days after the same is so filed with the Commission. The Guarantor shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure); provided, however, that the Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor).

SECTION 11.    Separability.

In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.    Headings.

The section headings of this Guarantee have been inserted for convenience of reference only, are not to be considered a part of this Guarantee and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.    Notices, Etc., to the Guarantor.

Any request, demand, authorization, direction, notice, consent, waiver or Act (as defined in the Indenture) of Holders or other document provided or permitted by this Guarantee to be made upon, given or furnished to, or filed with, the Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to the address last furnished in writing to the Trustee by the Guarantor, or, if no such address has been furnished, to General Electric Company, 5 Necco Street, Boston, Massachusetts 02210, Attention: General Counsel, (617) 443-3000.

SECTION 14.    Counterparts.

This Guarantee may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

The exchange of copies of this Guarantee and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Guarantee as to the parties hereto and may be used in lieu of the original Guarantee for all purposes. The exchange of copies of this Guarantee and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is accepted by the Trustee, shall constitute effective execution and delivery of this Guarantee for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is accepted by the Trustee, shall be deemed to be their original signatures for all purposes of this Guarantee as to the parties hereto and may be used in lieu of the original.

SECTION 15.    Trustee Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Guarantee. The recitals and statements herein are deemed to be those of the Guarantor and not the Trustee and the Trustee assumes no responsibility for the same and the Trustee does not make any representation with respect to such matters. The Trustee shall have all of the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities granted to the Trustee under the Indenture, all of which are incorporated herein mutatis mutandis.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Michael P. Taets
Name: Michael P. Taets
Title: Authorized Signatory

[Signature Page to the Guarantee Agreement]

Agreed and Accepted:

GE HEALTHCARE HOLDING LLC

By:	/s/ Robert M. Giglietti
Name: Robert M. Giglietti
Title: President and Treasurer

[Signature Page to the Guarantee Agreement]

Agreed and Accepted:

THE BANK OF NEW YORK MELLON

as Trustee under the Indenture

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to the Guarantee Agreement]